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                                                                  EXHIBIT 3.2(b)

BYLAW AMENDMENTS

           RESOLVED, that Section 1 of Article III of the Bylaws of the Company (the "Bylaws") be, and hereby is, amended to read in its entirety as follows:

           "Section 1. The Board shall elect from the directors an Executive Committee, an Audit Committee and any other Committee which the Board may by resolution prescribe. Any such other Committee shall be comprised of such persons and shall possess such authority as shall be set forth in such resolution."

      ; and it is further

           RESOLVED, that Section 3 of Article III of the Bylaws be, and hereby is, amended to read in its entirety as follows:

           "Section 3. All completed actions by the Audit Committee shall be reported to the Board at the next succeeding Board meeting and shall be subject to revision or alteration by the Board, provided, that no acts or rights of third parties shall be affected by any such revision or alteration."

      ; and it is further

           RESOLVED, that Section 5 of Article III of the Bylaws, including the heading thereto, be, and hereby is, deleted in its entirety; and it is further

           RESOLVED, that Section 6 of Article III of the Bylaws, regarding the Audit Committee, be, and hereby is, renumbered as Section 5 of Article III of the
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      Bylaws; and it is further

           RESOLVED, that Section 7 of Article III of the Bylaws, including the heading thereto, be, and hereby is, deleted in its entirety; and it is further

           RESOLVED, that, notwithstanding anything herein to the contrary, the foregoing amendments to the Bylaws shall be effective as of the spin off.

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